Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Current Report on Form 8-K/A of Payment Data Systems, Inc. of our report dated July 28, 2017, relating to our audit of Singular Payments LLC as of December 31, 2016 and 2015 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Henderson Hutcherson & McCullough PLLC
Henderson Hutcherson & McCullough PLLC
Chattanooga, Florida
November 17, 2017